Our File: 192921	Scott Negraiff Direct Phone: (403) 267-8175 E-mail: scott.negraiff@macleoddixon.com Trudy Safrany Assistant Direct Phone: (403) 267-9459 E-mail: trudy.safrany@macleoddixon.com

June 28, 2004

By SEDAR

The securities regulatory authorities
in each of the provinces of Canada

Dear Sirs:

Re:         Provident Energy Trust Short Form Prospectus dated June 28, 2004

We refer to the short form prospectus of Provident Energy Trust (the "Trust") dated June 28, 2004 (the "Prospectus") relating to the issuance of 12,100,000 trust units and 50,000 8.0% convertible unsecured subordinated debentures by the Trust.

We hereby consent to the references to our firm's name, and to our opinions, on the cover page of the Prospectus and under the headings, "Canadian Federal Income Tax Considerations", "Legal Matters", "Interests of Experts" and "Eligibility for Investment" in the Prospectus.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained therein that are derived from our opinions referred to in the Prospectus or that are within our knowledge as a result of the services performed by us in connection with our opinions referred to therein.

Sincerely,

(Signed) "MACLEOD DIXON LLP"

3700 Canterra Tower, 400 Third Avenue S.W., Calgary, Alberta, Canada T2P 4H2
Telephone: (403) 267-8222 Fax: (403) 264-5973 Website: www.macleoddixon.com